EXHIBIT 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND AMONG

SANTA BARBARA TAX PRODUCTS GROUP, LLC

PACIFIC CAPITAL BANK, N.A.

AND

PACIFIC CAPITAL BANCORP

JANUARY 14, 2010

TABLE OF CONTENTS

	ARTICLE 1 DEFINITIONS
1.1	Definitions	1
1.2	Construction	1

	ARTICLE 2 PURCHASE AND SALE; CLOSING
2.1	Purchase and Sale	1
2.2	Consideration; Assumed Obligations; Retained Liabilities	3
2.3	Closing	3
2.4	Closing Deliveries.	3
2.5	Allocation of Consideration	6
2.6	Orderly Transition; Practical Benefits	6

	ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER AND HOLDINGS
3.1	Organization and Qualification	6
3.2	Authority; Enforceability	7
3.3	No Conflict	7
3.4	Subsidiaries	8
3.5	Financial Information.	8
3.6	Absence of Changes or Events	8
3.7	Tax Matters.	9
3.8	Compliance with Agreements	10
3.9	Compliance with Laws	10
3.10	Customers.	10
3.11	Purchased RALs	11
3.12	Proceedings	11
3.13	Employee Liabilities and Employee Benefits.	11
3.14	Real Property.	12
3.15	Tangible Personal Property	13
3.16	Intellectual Property.	13
3.17	Sufficiency of Assets	14
3.18	Environmental Matters.	14
3.19	Contracts.	14
3.20	Fees and Commissions	17
3.21	Transactions with Directors, Officers, Managers, and Affiliates	17
3.22	Insurance.	17
3.23	Bank Accounts	18
3.24	RAL Committee Minutes	18

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	ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER
4.1	Organization and Qualification	18
4.2	Authority; Enforceability	18
4.3	No Conflict; Authorization	19
4.4	Proceedings	19
4.5	Fees and Commissions	19

	ARTICLE 5 COVENANTS
5.1	Confidentiality	19
5.2	Required Consents	19
5.3	Non-Competition; Non-Solicitation.	20
5.4	Indemnification.	21
5.5	Access to Records	23
5.6	Negative Covenant	23

	ARTICLE 6 MISCELLANEOUS
6.1	Public Announcements	23
6.2	Fees and Expenses	23
6.3	Notices	23
6.4	Headings	25
6.5	Further Assurances	25
6.6	Successors and Assigns; Assignment; No Third-Party Beneficiaries	25
6.7	Entire Agreement; Amendment and Waiver	25
6.8	Counterparts	25
6.9	Governing Law; Severability	25
6.10	No Extinguishment	26
6.11	Rules of Construction	26

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GLOSSARY OF DEFINED TERMS

The location of the definition of each capitalized term used in this Agreement is set forth in this Glossary:

Affiliate	A-1	Party	1
Agreement	1	Permits	A-5
Assigned Contract	A-1	Person	A-5
Assumed Obligations	A-1	Present Fair Salable Value	A-5
Benefit Plan	A-1	Purchase Price	3
Books and Records	A-1	Purchase Price Allocation	6
Business	A-2	Purchased Assets	2
Closing	3	Purchased RALs	2
Closing Date	3	Purchaser	1
Closing Date Cash Consideration	3	Purchaser Indemnified Persons	21
Code	A-2	RAL	A-5
Covered Employee	A-2	RAL Statements	8
Earn-Out Consideration	5	Regulatory Action	22
Earn-Out Payment Date	5	Related Person	17
Employee Liabilities	A-2	Release	A-5
Environmental Laws	A-2	Required Consents	A-6
Equipment	A-2	Restricted Parties	20
Equitable Principles	7	Retained Liabilities	A-5
ERISA	A-2	RT	A-6
ERISA Affiliate	A-2	Scheduled Intellectual Property	13
Escrow Agreement	4	Scheduled Tangible Personal Property	13
Exchange Act	A-3	Securities Act	A-6
Excluded Assets	A-3	Seller	1
Facilities	A-3	Seller Indemnified Persons	22
Family Member	A-3	Solvent	A-6
Fundamental Representations	A-3	Subsidiaries	A-6
GAAP	A-3	Subsidiary	A-6
General Conveyance	4	Suspended Assets	6
Governmental Entity	A-3	Tax	A-6
Hazardous Materials	A-3	Tax Return	A-7
Holdings	1	Taxes	A-6
Indebtedness	A-3	Trade Secrets	A-7
Indemnitees	21	Trademark Assignment	4
Intellectual Property	A-4	Transaction Documents	A-7
Intermediary	17	Transition Services Agreement	A-2
Inventory	A-4	WARN Act	12
JPMorgan	3
Law	A-4
Laws	A-4
Leased Office Space	12
Lien	A-4
Losses	21
Material Adverse Effect	A-4
Material Contract	15
Non-Competition Period	20
Nonsolicitation Period	20
Office Lease Agreements Assets	2
Order	A-4
Organizational Documents	A-5
Parties	1

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (as amended and restated from time to time in accordance with Section 8.6, this “Agreement“) is made and entered into as of January 14, 2010 by and among Pacific Capital Bank, National Association, a national banking association (“Seller“), Santa Barbara Tax Products Group, LLC, a Delaware limited liability company (“Purchaser“), and Pacific Capital Bancorp, a California corporation (“Holdings“). Each of the foregoing is individually referred to from time to time herein as a “Party“ and collectively as the “Parties.”

RECITALS

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Purchased Assets (as defined below) on the terms set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

AGREEMENTS

ARTICLE 1

DEFINITIONS

1.1 Definitions. In addition to the terms defined in the body of this Agreement, capitalized terms used herein shall have the meanings given to them in Exhibit A. The Glossary, which follows the Table of Contents, sets forth the location in this Agreement of the definition for each capitalized term used herein.

1.2 Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to articles and sections of this Agreement; (c) references to Exhibits and Schedules are to exhibits and schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes; (d) references to money refer to legal currency of the United States of America; and (e) the word “including” means “including without limitation.”

ARTICLE 2

PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale. On the terms set forth in this Agreement and in reliance upon the representations and warranties of the Parties, at the Closing, Seller shall sell and, except as provided in Section 2.6, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase and, except as set forth in Section 2.6, accept from Seller, all of the assets and properties owned, licensed, used or held for use in the Business, whether real, personal or mixed, tangible or intangible, including, but not limited to, the following (collectively, but excluding the

Excluded Assets, the “Purchased Assets“) in exchange for the Purchase Price (as defined below):

(a) the right, title and interest of Seller, as tenant, under office lease agreements listed on Schedule 2.1(a) (the “Office Lease Agreements“);

(b) all Equipment, all Inventory and all other Tangible Personal Property of Seller or its Affiliates used or held for use in the operation of the Business;

(c) the Assigned Contracts;

(d) the Intellectual Property, including the all Scheduled Intellectual Property;

(e) the Permits, including the Scheduled Permits;

(f) all of Seller’s rights to receive payment on outstanding refund anticipation loans advanced by Seller prior to the date hereof and all rights of setoff or counterclaim of Seller with respect to the collection thereof (collectively, including such collection rights, the “Purchased RALs“);

(g) all Books and Records of Seller related to the operation of the Business;

(h) the fictitious (or “doing business as”) name SBBT E-Filing Financial Services;

(i) all deposits held by Seller (which, for purposes of clarification, is not intended to include bank deposits), prepaid expenses, credits, claims for refunds (excluding Tax refunds), advance payments, security deposits and other deposits and rights of offset, that are related to the Business;

(j) all claims and defenses of Seller against third parties to the extent relating to the Purchased Assets, or the Business as conducted by Seller, whether choate or inchoate, known or unknown, contingent or noncontingent, including all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with products or services purchased by Seller in respect of the Business;

(k) the right to receive and retain Seller’s mail and other communications relating to the Business;

(l) all of Seller’s telephone numbers, fax numbers, domain names, URLs, web site design and e-commerce functions, in each case, used for or in the Business;

(m) all of Seller’s preprinted advertising, marketing and promotional materials, studies, reports and all other printed or written materials, in each case, used in the Business, but excluding any such items that include the name of Seller or an Affiliate of Seller, unless the name “SBBT E-Filing Financial Services” is used therein or thereon;

(n) accounts and other receivables from customers of the Business pertaining to amounts previously paid by Seller to customers of the Business;

(o) all of the goodwill of the Business and Purchased Assets; and

(p) all other assets, rights and properties of Seller of every kind that are used in the operation of the Business whether known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, and whether or not specifically referred to in this Agreement. It is understood, however, that no loan origination capacity is being transferred as part of the Business.

2.2 Consideration; Assumed Obligations; Retained Liabilities. The entire consideration (the “Purchase Price“) payable by Purchaser for the Purchased Assets shall consist of (a) cash in the amount of $10,000,000 which has been delivered by Purchaser to JPMorgan Chase Bank, National Association (“JP Morgan“) as of the date hereof and which shall be payable to Seller by JP Morgan as follows: (i) $5,000,000 of which shall be released to Seller on January 14, 2010 (the “Closing Date Cash Consideration“), and (ii) $5,000,000 (the “Escrowed Consideration”) shall be payable upon satisfaction of the conditions set forth in the Escrow Agreement (as defined below); (b) the assumption by Purchaser of the Assumed Obligations; and (c) the Earn-Out Consideration earned and payable as provided in Section 2.4(c). It is understood and agreed that Seller shall retain all responsibility for all debts, claims, obligations and liabilities of Seller other than the Assumed Obligations including those relating to the Retained Liabilities.

2.3 Closing. The closing of the transactions contemplated by this Agreement and the other Transaction Documents (the “Closing“) shall take place on January 14, 2010 (the “Closing Date“), and the Closing shall occur electronically (by email and telecopy) and by mail and courier, to the extent practicable, unless physical delivery of original counterparts is required or requested by any Party in which case such physical delivery shall occur at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019. The Closing shall be effective as of 12:01 a.m., New York City time, on the Closing Date.

2.4 Closing Deliveries.

(a) Closing Deliveries of Seller. At the Closing, Seller shall execute and deliver, as applicable, or cause to be executed and delivered, to Purchaser, the following documents, where the execution or delivery of documents is contemplated, and shall take or cause to be taken the following actions, where the taking of action is contemplated (in each case, except to the extent waived by Purchaser):

(i) certificate from the Office of Comptroller of the Currency dated not more than thirty days prior to the Closing Date, as to the existence and good standing of Seller;

(ii) resolutions duly adopted by the board of directors of Seller authorizing the execution and delivery by Seller of this Agreement and the other Transaction Documents and the performance by Seller of the transactions contemplated hereby and thereby, duly certified by the Secretary or an Assistant Secretary of Seller, and incumbency certificates, certifying the names and true signatures of the representatives of each such Person authorized to execute and deliver this Agreement and the Transaction Documents;

(iii) a General Conveyance, Assignment, Bill of Sale and Assumption Agreement in a form acceptable to the Parties (the “General Conveyance“), duly executed and delivered by Seller;

(iv) an Assignment of Tradename in a form acceptable to the Parties (the “Tradename Assignment“) with respect to the name “SBBT E-Filing Financial Services”;

(v) an Assignment of the Domain Names in a form acceptable to the Parties;

(vi) UCC-3 releases with respect to the financing statements on record that relate to the Business;

(vii) the Business Transition Agreement and each of the other Transaction Documents to which Seller is a party in each case, duly executed by Seller;

(viii) the Required Consents, in form reasonably acceptable to the Parties;

(ix) an opinion of counsel in form satisfactory to the Parties; and

(x) that certain Second Amended and Restated Escrow Agreement by and among the parties set forth therein dated as of the Closing Date, in form reasonably acceptable to the Parties (the “Escrow Agreement“).

(b) Closing Deliveries of Purchaser. At the Closing, Purchaser shall execute and/or deliver, as applicable, or cause to be executed and/or delivered to Seller, the following documents, where the execution or delivery of documents is contemplated, and shall take or cause to be taken the following actions, where the taking of action is contemplated (in each case, except to the extent waived by Seller):

(i) From the escrow with JP Morgan, by wire transfer in immediately available funds to an account designated by Seller, the payment of the Closing Date Cash Consideration;

(ii) the Business Transition Agreement, duly executed and delivered by Purchaser;

(iii) the General Conveyance, duly executed and delivered by Purchaser;

(iv) a release, in form satisfactory to the Parties, from each of Rich Turner, Jeffrey Henseler, Doug Burcombe and Steven Varga of any and all obligations and liabilities of Seller and Holdings to make (A) any retention bonus or change of control payment under the terms of the existing employment agreement or otherwise, or (B) any other payment as such employees and Seller shall agree to release to each such releasing party, and acknowledging that Purchaser would not have entered into certain compensation arrangements with each of the foregoing individuals in the absence of their release of retention bonus payments due from Seller (which fact Purchaser hereby represents to Seller);

(v) an agreement, in form satisfactory to the Seller, by the equity investors of Purchaser, that the Purchaser will not make any distributions that are inconsistent with Purchaser’s covenants in Section 5.6 of this Agreement;

(vi) an opinion of counsel in form satisfactory to the Parties;

(vii) the Escrow Agreement in form reasonably acceptable to the Parties; and

(viii) such other documents as may be reasonably required to consummate the transactions contemplated by this Agreement and the Transaction Agreements.

(c) Earn-Out Consideration. Not later than June 30, 2010 (the “Earn-Out Payment Date“), Purchaser shall pay to Seller, by wire transfer in immediately available funds to an account designated by Seller, the dollar amount specified in the chart below that correlates to the number of RALs actual processed by Purchaser between January 1, 2010 and April 30, 2010 (the “Earn-Out Consideration“):

# of RALs Processed by Purchaser	Aggregate Earn-Out Consideration
Less than 750,000	$0
Greater than 750,000 and less than 900,000	$15,000,000
Greater than 900,000 and less than 1,050,000	$17,000,000
Greater than 1,050,000 and less than 1,200,000	$19,000,000
Greater than 1,200,000 and less than 1,350,000	$21,000,000
Greater than 1,350,000 and less than 1,500,000	$23,000,000
Greater than 1,500,000	$25,000,000

Not later than the Earn-Out Payment Date, Purchaser shall deliver to Seller a report, certified by an executive officer of Purchaser, supporting the calculation of the Earn-Out Consideration. If Seller contests the calculation, Seller shall notify Purchaser, whereupon Purchaser shall provide such additional access to its records as Seller may reasonably request to enable Seller to audit the calculation. If, after review of such records, the parties are unable to reach agreement as to the amount of the Earn-Out Consideration within 30 days after the Earn-Out Payment Date, either party may initiate an arbitration to resolve the controversy. Such arbitration shall be determined by arbitration in Los Angeles, Californian, before one arbitrator. The arbitration shall be administered by the Judicial Arbitration and Mediation Service (JAMS) pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party, in the manner the arbitrator determines is fair and equitable to the Parties.

2.5 Allocation of Consideration. Purchaser and Seller agree to allocate the Purchase Price and all other capitalized costs among the Purchased Assets following the Closing Date in the manner set forth in Schedule 2.5 (the “Purchase Price Allocation“). As soon as practicable after the Closing Date, Purchaser and Seller shall jointly prepare IRS Form 8594, which shall be used by both Purchaser and Seller to report the Purchase Price Allocation in compliance with the Code and other applicable U.S. tax authority. Purchaser and Seller shall adopt and utilize, and shall cause their respective Affiliates to adopt and utilize, the Purchase Price Allocation for the purpose of all Tax Returns filed by them or their Affiliates and shall not take any position that is inconsistent with the Purchase Price Allocation on any Tax Return or other filing, or upon examination of any Tax Return in any refund claim or in any litigation or otherwise, unless required by applicable Law. Purchaser and Seller shall timely file, and shall cause their respective Affiliates to timely file, such reports and information returns (including the jointly prepared IRS Form 8594) as may be required under the Code and any applicable United States Treasury Regulations and any corresponding provisions of applicable state or foreign Laws to report the allocation of the Purchase Price among the Assets in accordance with the Purchase Price Allocation.

2.6 Orderly Transition; Practical Benefits. Notwithstanding the fact that Purchaser is paying the Closing Date Cash Consideration and assuming the Assumed Obligations in exchange for the Purchased Assets on the Closing Date, Purchaser and Seller have a mutual interest in ensuring that the Business transitions from Seller to Purchaser in an orderly manner. Accordingly, the Parties will perform the respective functions as provided in the Business Transition Agreement on the terms set forth therein. Notwithstanding anything to the contrary in this Agreement, nothing in Article 2 shall operate to assign any Purchased Asset if and to the extent the assignment thereof to Purchaser would require the consent of any third party that has not been obtained or would otherwise result in a violation of Law or contract (collectively, the “Suspended Assets“). From and after the date hereof, Purchaser and Seller will cooperate in all reasonable respects to secure such consents, permissions, novations and other matters as are necessary for Seller to assign the Suspended Assets to Purchaser at an agreed upon time (taking into account the transition arrangements set forth in the Business Transition Agreement) without violating any Law or contractual restriction. Until such time as such consent, permission, novation or other matter is obtained in order to validly assign a Suspended Asset from Seller to Purchaser, Purchaser and Seller will enter into such arrangements as are commercially reasonable whereby (a) Purchaser receives the full benefit arising from each such Suspended Asset that otherwise would inure to Seller and (b) Purchaser assumes all Assumed Obligations arising from each Suspended Asset to the extent Purchaser received the benefits arising therefrom. Seller shall bear all costs and expenses incurred to deliver the Purchased Assets to Purchaser including those incurred to obtain consent to assign the Suspended Assets to Purchaser.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND HOLDINGS

Seller and Holdings jointly and severally represent and warrant to Purchaser as follows:

3.1 Organization and Qualification. Seller is a national banking association that has been duly organized and incorporated, validly existing and in good standing under the laws of the United States. Seller has the requisite organizational power and authority to own, lease and operate its assets (including the Purchased Assets) and to carry on the Business as now being conducted. Holdings is a corporation and has been duly formed or organized under the laws of the State of California and is validly existing under the laws of the jurisdiction of its formation or organization. Each of Seller and Holdings is qualified to transact business and, where the concept of “good standing” is applicable in such jurisdictions, is in good standing as a foreign corporation in the jurisdictions where it is required to qualify or register in order to conduct the Business as presently conducted, except where the failure to be so qualified would not have a Material Adverse Effect on the Business, the Purchased Assets or the consummation of the transactions contemplated hereby. Seller is an “insured depositary institution” as defined in the Federal Deposit Insurance Act.

3.2 Authority; Enforceability. Each of Seller and Holdings has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all of the terms and conditions hereof and thereof to be performed by it. This Agreement and the other Transaction Documents to which each of Seller and Holdings is a party have been duly executed and delivered by Seller and Holdings. Each of Seller and Holdings has obtained all necessary consents, authorizations, approvals and orders, including consents required, if any, under any applicable Law, each of the Material Contracts and under its Organizational Documents, and has made all registrations, qualifications, designations, declarations or filings with all federal, state, or other relevant Governmental Entities, required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and no other proceedings or actions on the part of Seller is necessary to authorize such execution, delivery and consummation. This Agreement and the other Transaction Documents to which each of Seller and Holdings is a party constitute the valid and binding obligations of Seller or Holdings, as applicable,, each enforceable against Seller or Holdings, as applicable, in accordance with the terms thereof, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) (collectively, “Equitable Principles“).

3.3 No Conflict. Except as disclosed on the attached Schedule 3.3, the execution of this Agreement and the other Transaction Documents by Seller and Holdings and the performance of the transactions contemplated hereby and thereby by Seller and Holdings will not (a) violate, conflict with, result in a default under or require consent under any contract to which Seller or Holdings is a party or by which any of the assets (including the Purchased Assets) of Seller and Holdings are bound, or any provision of the Organizational Documents of Seller or Holdings or cause the creation of any Lien upon any of the assets (including the Purchased Assets) of the Business, (b) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any Law, (c) accelerate any obligation under, or give rise to a right of termination of, any Material Contract, permit, license or authorization to which Seller or Holdings is a party or by which any of its assets are (including the Purchased Assets) bound or affected, (d) with respect to the Material Contracts and Office Lease Agreements, require the affirmative consent or approval of any Governmental Entity; (e) conflict with or result in a breach (with notice or lapse of time or both) of any judgment, order, decree or ruling to which Seller or Holdings is subject, or by which it or any of its property is bound or any injunction of any court or Governmental Authority to which it or any of its property is subject, (f) result in the acceleration of any amount payable by, or give rise to any additional payment by, or obligation of, Seller or Holdings, or (g) pursuant to a preferential purchase right, right of first refusal or offer, buy-sell arrangement or other provision, trigger the right of any Person to acquire all or any part of the Purchased Assets.

3.4 Subsidiaries. No subsidiary or Affiliate of Seller is or has been engaged in the Business.

3.5 Financial Information.

(a) Seller has delivered to Purchaser true and complete copies of the following financial statements relating to the conduct of the Business by Seller (the “RAL Statements“):

(i) the unaudited pro forma financial statements of the Business as conducted by Seller for the 2007, 2008 and 2009 tax seasons (i.e., tax returns related to calendar years 2006, 2007 and 2008); and

(ii) the unaudited balance sheet for the Business as conducted by Seller as of September 30, 2009 and the related unaudited statements of income for the Business as conducted by Seller during the period January 1, 2009 to September 30, 2009 (each of which is attached hereto as Schedule 3.5).

(b) Immediately after giving effect to the transactions contemplated by this Agreement, assuming the accuracy of the representations and warranties of Purchaser set forth herein, Seller shall be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller or any of its Subsidiaries.

(c) The RAL Statements have been prepared based on the Books and Records of Seller in accordance with Seller’s historical accounting practices, consistently applied throughout the periods indicated and fairly present the financial position of Seller, the results of its operations and cash flow as of the dates and for the periods indicated therein.

(d) All financial projections, forecasts and other forward-looking information provided by or on behalf of Seller to Purchaser with respect to Seller and the Business were, as of their respective dates, prepared in good faith and on a basis that management of Seller believes to be reasonable.

3.6 Absence of Changes or Events. Since December 31, 2008, except as disclosed on Schedule 3.6, Seller has operated the Business and its assets (including the Purchased Assets) in the ordinary and usual course of business of the Business. Without limiting the foregoing, since December 31, 2008, there has not occurred or been:

(i) event or change in the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Business that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(ii) any damage, destruction or loss (whether or not covered by insurance) affecting any portion of the Purchased Assets that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(iii) any change in the accounting methods or practices, collection policies, pricing policies or payment policies of Seller, and Seller has consistently applied such methods, practices and policies;

(iv) any material change in the operation or maintenance of the Purchased Assets;

(v) any loss or suspension of any of the material Permits of Seller related to the ownership or operations of the Purchased Assets or the Business;

(vi) any transfer, abandonment, grant of exclusive license or disposition of any Intellectual Property of Seller;

(vii) any sale, transfer, lease, abandonment or other disposition of any of the Purchased Assets;

(viii) any grant or increase in the compensation of any of the managers, officers and employees of Seller except in the ordinary course of business of the Business, or any loss of the employment, services or benefits of any key employee of the Business; or

(ix) any authorization, approval, agreement, commitment or contract to do any of the foregoing.

3.7 Tax Matters.

(a) (i) Seller has filed, on or prior to the due date (after giving effect to any extensions), all Tax Returns required by applicable Law to have been filed with respect to Seller, and all Taxes shown to be due by Seller on such Tax Returns have been timely paid; (ii) all such Tax Returns were true, correct and complete as of the time of such filing; and (iii) all Taxes owed by Seller (whether or not shown on any Tax Return), if required to have been paid, have been paid.

(b) Since January 1, 2005, no claim has been made by any Tax authority in a jurisdiction where Seller has not filed a Tax Return that Seller is or may be subject to Tax by such jurisdiction in connection with the Business, nor is any such assertion overtly threatened.

(c) Seller has withheld all Taxes required to have been withheld by it in connection with any amounts paid to any employee, creditor, independent contractor or other third party relating to the Business, and has paid over to the proper Governmental Entity all amounts required to have been so withheld and paid over.

(d) Seller has collected all appropriate sales taxes and/or have obtained the appropriate exemption certificates to exempt Seller from collecting any sales tax that would otherwise be due.

(e) The consummation of the transactions contemplated hereby will not result in any sales, transfer, use or similar Tax becoming due.

3.8 Compliance with Agreements. Except as set forth on Schedule 3.8, Seller has performed in all material respects all obligations required to be performed by it under, and it is not in default in any material respect under, or in violation in any material respect of, the terms and conditions of its Articles of Incorporation or Bylaws, and/or any contract, agreement, lease, mortgage, note, bond, indenture, license, obligation, understanding, or other undertaking (whether oral or written) to which Seller is bound in connection with the conduct of the Business or by which it, any of its properties or assets used in connection with the conduct of the Business may be affected, which default or violation would have a Material Adverse Effect on Seller.

3.9 Compliance with Laws. Seller has been in compliance and is in compliance in all material respects with all Laws (including those relating to the employees of the Business) and has originated, administered and services all Purchased RALs in compliance in all material respects with all Laws and applicable regulations applicable to the Business, including, without limitation, all regulations and orders of any applicable Governmental Entity. There are no material and uncured or unremedied deficiencies with respect to or affecting the Business, or the Purchased Assets or Assumed Obligations, noted in internal audit reports or reports of examination of a Governmental Entity. Seller has not received any written notice of any violation of, or commencement of any proceeding in connection with, any violation of the federal Bank Secrecy Act with respect to any of the Purchased RALs (including, but not limited to any hearing or investigation related to the imposition of fines or penalties) and does not know of any violation of the Bank Secrecy Act or any similar anti-money laundering statute or regulation which has been violated by Seller or any of its employees with respect to the Purchased RALs.

(a) Except as set forth in Schedule 3.9, Seller is not a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity.

3.10 Customers.

(a) Schedule 3.10(a) sets forth (i) a true and complete list of the 13 largest electronic return originators, transmitters and other customers of the Business based on the volume of RAL and RT transactions to Seller from bank products provided by Seller in the Business during the last three tax seasons, and (ii) a true and complete list of the 13 largest electronic return originators, transmitters and other customers of the Business based on the dollar amount of fees to the Seller attributable to each such customer for each of last three tax seasons (such customers listed on Schedule 3.10(a), the “Key Customers”).

(b) Schedule 3.10(b) references all indications of which Seller has knowledge from any Key Customer whereby such Key Customer has or is considering terminating or significantly and adversely changing its relationship with Seller as it relates to the Business as compared to the relationship that existed during the last, i.e. 2009, tax season. To the knowledge of Seller, each of the Key Customers is planning to provide, is prepared to provide, and is not restricted from providing (by court order, law or otherwise) RALs, RTs and other bank products furnished by the Business for the next tax season (i.e. 2010) at an activity level that is consistent in all material respects with those provided during the 2009 tax season.

3.11 Purchased RALs. Schedule 3.11 identifies all Purchased RALs. All Purchased RALs (a) have resulted from bona fide business transactions in the ordinary course of Seller’s operations; (b) in all material respects were made in accordance with Seller’s customary loan policies and procedures; (c) are not subject to offset or counterclaim and (d) are owned by Seller free and clear of all liens, encumbrances, assignments, participation or repurchase agreements, or other exceptions to title or to the ownership or collection rights of any other person or entity.

3.12 Proceedings. Except as set forth in Schedule 3.12, there is no suit, action, proceeding, administrative or governmental inquiry or investigation is pending or, to the knowledge of Seller, is threatened against Seller, the Purchased Assets or the Business, or any of Seller’s officers, managers, members or employees (in their capacity as such) before any court, arbitration board or tribunal or administrative or other Governmental Entity, in each case relating to the Business. Except as set forth in Schedule 3.12, none of Seller, the Business nor the Purchased Assets is a party to or subject to the provisions of any Order. Schedule 3.12 set forth a true and complete list of all suits, actions and similar proceedings relating to the Business that have been initiated, asserted or filed by or against Seller, alone or with others.

3.13 Employee Liabilities and Employee Benefits.

(a) Schedule 3.13(a) is a true and complete list of the names, positions, employing entity and current annual salary or hourly rate of all employees of Seller whose time is dedicated in full or primarily to the Business (each, a “Business Employee”), which list includes for each such Person his or her base salary and any other monetary compensation paid or expected to be paid with respect to calendar year 2009. Except as set forth on Schedule 3.13(a), there are no employment, consulting, management, severance, retention, change of control or other similar agreements, policies or arrangements between Seller and any of such employees or any independent contractors providing services to the Business that are not terminable at will without severance, salary continuation, retention bonus or other monetary payment.

(b) Schedule 3.13(b) lists each Benefit Plan applicable to any of the Business Employees. Seller has provided Purchaser a true and complete copy of each such Benefit Plan.

(c) No Benefit Plan is, and neither Seller nor any of its ERISA Affiliates has ever maintained or been obligated to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA or any other employee pension benefit plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of 4971 of the Code.

(d) (i) Except as set forth on Schedule 3.13(d), Seller is not a party to any outstanding employment agreements or contracts with officers, directors or employees that are not terminable at will without any ongoing obligations, or that provide for the payment of any bonus or commission; (ii) Seller is not a party to any agreement, policy or practice that requires it to pay termination, change of control or severance pay to any Business Employee or independent contractor providing services to the Business; (iii) Seller is not a party to any collective bargaining agreement or other labor union contract applicable to any Business Employee nor does Seller know of any activities or proceedings of any labor union within the preceding three years to organize any such employees; and (iv) Seller is not a party to any consulting agreements with any individual providing services relating to the Business that are not terminable at-will without any ongoing obligations, or that provide for the payment of any bonus or commission.

(e) Since December 31, 2005, there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act (the “WARN Act“) or any similar state or local “plant closing” Law with respect to the current or former employees of Seller.

3.14 Real Property.

(a) The only real property interests used or held for use by Seller in the Business consist of Seller’s interest in the Office Lease Agreements including the leasehold interests reflected thereby (the “Leased Office Space“)

(b) Each Office Lease Agreement is valid, binding and enforceable against Seller and, to the knowledge of Seller, each of the other parties thereto in accordance with its terms. None of the Leased Office Space is subject to any sublease, license or other agreement granting to any third party any right to the use, occupancy or enjoyment of such property or any portion thereof. To the knowledge of Seller, all material buildings, structures, fixtures, building systems and equipment included in or that make up the Leased Office Space are in reasonably good condition and repair and are sufficient for the operation of the Business. The use and operation of the Leased Office Space in the conduct of the Business does not (i) to the knowledge of Seller, violate any instrument of record or agreement or (ii) violate any applicable laws, rules, regulations and ordinances, in each case, except for violations that, individually or in the aggregate, would not reasonably be expected to materially interfere with the present use of the relevant Leased Office Space.

(c) No option to renew, extend or otherwise modify any Office Lease Agreement has been entered into or exercised by Seller or, to the knowledge of Seller, by any other party thereto.

(d) No party to any Office Lease Agreement has given Seller notice of, or made a claim with respect to, any breach or default of such Lease by Seller, and to the knowledge of Seller, no event has occurred which, with the giving of notice or the passage of time or both, would constitute such a breach or default.

(e) No real property interest, other than the Leased Office Space, is required to be owned, leased and/or otherwise used or occupied by Seller to operate the Business in a manner consistent with the manner in which the Business has been operated by Seller since January 1, 2009.

(f) Seller has not received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning Law or Order relating to or affecting the Leased Office Space, and no such proceeding has been threatened or commenced, and no such proceeding is pending.

(g) To Seller’s knowledge, none of the Leased Office Space is within any area determined by the Department of Housing and Urban Development to be flood prone under the Federal Flood Disaster Protection Act of 1973. Seller has such rights of entry to and exit from the Leased Office Space and the facilities located thereon as is necessary to carry on the Business consistent with past practices. All utilities (including water, sewer, gas, electricity, trash removal and telephone service) are available to the Business in sufficient quantities and quality to carry on the Business consistent with past practices.

3.15 Tangible Personal Property. Schedule 3.15 identifies tangible personal property included in the Purchased Assets with a book value in excess of $5,000. Each item listed or required to be listed on Schedule 3.15 (collectively, the “Scheduled Tangible Personal Property“) is in good working order and repair, reasonable wear and tear excepted and has been operated and maintained in the ordinary course of business of the Business and consistent with prudent industry standards and remains in suitable and adequate condition for use consistent with past practices and prudent industry practices of the Business. Seller is vested with good and valid title in and to, or a valid lease or other use agreement with respect to, each item of Scheduled Tangible Personal Property, and such title or right of use is free and clear of Liens. The tangible personal property and assets owned or leased by Seller constitute all of the tangible personal property and assets used or held for use in connection with the Business and are adequate to conduct the Business as currently conducted by Seller. At Closing, Seller will convey to Purchaser good and marketable title to the Tangible Personal Property, free and clear of all Liens. Schedule 3.15 sets forth any defect or condition or related series of defects or conditions affecting the Equipment that is reasonably likely to require an expenditure of $10,000 or more out of the ordinary course of business over the 12-month period following the Closing Date. Seller has not intentionally deferred maintenance to any piece of Equipment in contemplation of transactions of the sort contemplated by this Agreement.

3.16 Intellectual Property.

(a) Schedule 3.16(a) sets forth a true and complete list of all Intellectual Property (including, but not limited to, all software) that is used by, or in the operation of, the Business (collectively, “Scheduled Intellectual Property“). All Scheduled Intellectual Property is valid, subsisting and enforceable.

(b) Seller has valid title to or valid right to use each item of Scheduled Intellectual Property. Seller is in compliance with all contractual obligations relating to the protection of the Scheduled Intellectual Property. The operation of the Business as currently conducted does not infringe, misappropriate or violate the Intellectual Property rights of others.

(c) Seller has not made or threatened any claim of a violation, infringement, misuse or misappropriation by any third party (including any employee or former employee of Seller) of any Scheduled Intellectual Property owned by Seller which claim is pending. Seller has not entered into any agreement to indemnify any other Person against any charge of infringement of any Scheduled Intellectual Property. The consummation of the transactions contemplated hereby and by the Transaction Documents will not alter or impair in any material respect the Scheduled Intellectual Property or the rights of Seller.

(d) Seller has taken all commercially reasonable actions to protect and maintain the Scheduled Intellectual Property. Seller has taken commercially reasonable steps, including, without limitation, the execution of appropriate confidentiality agreements, to protect and preserve the confidentiality of Seller’s Trade Secrets relating to the Business, including proprietary customer data and owned confidential databases.

(e) No current or former employee or consultant of Seller owns any right, title or interest in or to any Scheduled Intellectual Property or software or technology owned or purported to be owned by Seller. Seller has obtained written agreements from each employee and contractor of the Business ensuring that all Intellectual Property developed by such persons is owned exclusively by Seller.

3.17 Sufficiency of Assets. The Purchased Assets and those other assets listed on Schedule 3.17 constitute all of the material assets which are used or held for use by Seller in the operation of the Business as conducted since January 1, 2009.

3.18 Environmental Matters.

(a) Seller, in its conduct of the Business, is and has been in compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, obtaining, maintaining and complying in material respects with all prior and current Permits and other authorizations required under applicable Environmental Laws. Schedule 3.18 contains a list of all current Permits related to Environmental Laws that pertain to the Business or the premises at which the Business is conducted.

(b) Seller has not received, and is not subject to, any written notice of a violation or potential liability, order, written agreement or settlement, and to the knowledge of Seller, none are threatened, related to applicable Environmental Laws from any Person or any Governmental Entity inquiry, request for information, or demand letter related to applicable Environmental Law and relating to the Business or owned or leased properties used in the Business (including, without limitation, properties to which Seller’s waste has been sent), whether currently or formerly owned or operated, of Seller or its predecessors as of the date hereof.

(c) There has been no Release or threatened Release of Hazardous Materials by Seller or any Person at, on, under, migrating to, or from any of the real property currently or formerly owned or leased by Seller and used in the Business.

(d) Seller has delivered to Purchaser copies of all environmental studies, investigations, reports or assessments prepared by or for Seller concerning Seller, the real property owned or leased by them and any real property previously owned, operated or used for disposal by Seller or its predecessors in relation to the Business or premised used in the Business.

3.19 Contracts.

(a) Schedule 3.19 sets forth a complete and correct list of each of the following contracts (including any amendment, supplement or modification, whether written or verbal, thereto) to which Seller is a party and which relates to the Business or any of the Purchased Assets (each, a “Material Contract“) other than those which have terminated in accordance with their terms or by consent of the Parties thereto (and which have no continuing rights or obligations thereunder):

(i) any financial services agreement, transmitter agreement and similar agreement entered into by Seller in connection with the conduct of the Business;

(ii) any contract entered into by Seller and a Key Customer;

(iii) any agreement entered into by Seller relating to the outsourcing of customer service;

(iv) any voice response unit and maintenance agreement entered into by Seller;

(v) any agreement pursuant to which Seller engaged a collection agency on its behalf;

(vi) any credit reporting agreement entered into by Seller, including but not limited to Lexis Nexis and Experian credit reporting agreements;

(vii) any agreement entered into between Seller and a temporary staffing agencies regarding temporary employment by Seller;

(viii) all agreements relating to the destruction or retention and preservation of documents;

(ix) any agreements relating to disaster recovery;

(x) any agreement relating to lobbying activities of Seller or any Person engaged by Seller in connection with the conduct of the Business;

(xi) any agreements relating to telephones and communication systems used by Seller in the conduct of the Business;

(xii) all mystery shop and customer survey agreements;

(xiii) any contract for the purchase, sale or license of materials, supplies, goods, services, equipment or other assets or rights (including Intellectual Property) that provides for, or for which transactions entered into or made pursuant thereto have generated, either (A) annual payments by Seller of $20,000 or more or (B) aggregate payments during the term of such contract or agreement by such entity of $50,000 or more;

(xiv) any sales, distribution or other similar contract providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets or rights

(including Intellectual Property) that provides for, or for which transactions entered into or made pursuant thereto have generated, either (A) annual payments to Seller of $20,000 or more or (B) aggregate payments during the term of such contract or agreement to such entity of $50,000 or more;

(xv) any contract relating to or affecting the use of any Scheduled Tangible Personal Property which involve annual rental maintenance or other payments in excess of $10,000;

(xvi) any contract pertaining to the use or license of any Scheduled Intellectual Property that involves annual payments in excess of $10,000;

(xvii) any joint venture, partnership, limited liability company or other agreement involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

(xviii) any mortgage, indenture, security agreement, guaranty, letter of credit or other agreement or instrument relating to the borrowing of money or extension of credit (other than accounts receivable and accounts payable in the ordinary course of business consistent with past practice or security therefor);

(xix) any contracts, agreements, purchase orders or contract awards with Governmental Entities reasonably anticipated to involve payments to or by Seller of more than $10,000 annually;

(xx) any contracts imposing confidentiality obligations on Seller or any of its Affiliates or any of their employees, officers and agents thereof;

(xxi) any Lease;

(xxii) any non-competition agreement or any other agreement or obligation which purports to limit (A) the manner in which, or the localities in which, the Business may be conducted or (B) the ability of Seller to provide any type of service relating to the Business; and

(xxiii) any contract that grants any Person the exclusive right to sell products or provide services within any geographical region.

(b) With respect to each Material Contract, except as set forth in Schedule 3.19]: (i) such Material Contract is the legal and valid obligation of Seller and, to the knowledge of Seller, of each other party thereto, and constitutes the binding and enforceable obligation of Seller and, to the knowledge of Seller, of each other party thereto, in accordance with its terms; (ii) such Material Contract has not been terminated, and Seller is not, nor, to the knowledge of Seller, is any other Person, in breach or default thereunder and, to the knowledge of Seller, no event has occurred (including any event that with notice or lapse of time, or both) that would constitute a material breach or default, or permit termination, modification in any manner adverse to Purchaser or the Business or acceleration thereunder; (iii) to the knowledge of Seller, no party has asserted nor has (except by operation of Law) any right to offset, discount or otherwise abate any amount owing under such Material Contract except as expressly set forth in such contract; and (iv) no written amendments or modifications have been made thereto except those, if any, reflected in the copies previously furnished to Purchaser. None of the rights of Seller under the Material Contracts have been assigned (including by an absolute assignment of rents or contracts) or collaterally assigned, assigned for the purpose of granting security, or are affected by any security interest or similar encumbrance.

3.20 Fees and Commissions. Seller has not retained, or otherwise authorized to act, any finder, broker, agent, financial advisor or other intermediary (collectively “Intermediary“) in connection with the transactions contemplated by this Agreement or entered into any contract or other arrangement or understanding (written or oral, express or implied) with an Intermediary that may result in the obligation of Purchaser to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

3.21 Transactions with Directors, Officers, Managers, and Affiliates. Seller is not a party to any agreement or arrangement with any of the directors, officers, managers, members, partners, Affiliates, equity holders or stockholders of Seller or any Family Member of any of the foregoing (each a “Related Person“) under which it: (a) leases any real or personal property (either to or from such Person) used in connection with the Business; (b) licenses technology (either to or from such Person) used in connection with the Business; (c) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person that is used in connection with the Business; (d) purchases products or services used in connection with the Business from such Person; (e) pays or receives commissions, rebates or other payments in connection with the Business; (f) lends or borrows money in connection with the Business; or (g) provides or receives any other material benefit in connection with the Business. To the knowledge of Seller, during the past two years, none of the current directors, officers, managers, members, Affiliates or 10% or greater equity holders of Seller, or any Family Member of any such Persons, has been a director, officer, manager or member of, or has had any direct or indirect interest (other than equity interests in a Person listed on a registered exchange constituting no more than 5% of such Person) in, any Person which during such period has been a customer or client of Seller in connection with the Business or has competed with or been engaged in any business of the kind being conducted by Seller. No Affiliate of Seller owns or has any rights in or to any of the assets, properties or rights used in the Business (including the Purchased Assets).

3.22 Insurance.

(a) The Business and the Purchased Assets are insured until the Effective Date against such losses and risks and in such amount as is customary in the business in which Seller is engaged and is in material compliance with all applicable Laws and all Contracts to which the Business or the Purchased Assets are subject.

(b) Schedule 3.21(b) sets forth a complete and correct list of (i) the policies of insurance and self-insurance arrangements and (ii) the material surety bonds, fidelity bonds, in each case currently maintained by Seller that relate to the Business, as well as the insurance companies, policy numbers, aggregate coverage amount and type, and deductibles of all material policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring Seller, the Purchased Assets and Seller’s employees in the Business as of the date hereof.

(c) All such policies and bonds are in full force and effect. Seller is not in default under any provisions of any such bond or policy of insurance. Seller has not cancelled, received notice of any material increase of the premiums with respect to, or cancellation of, such insurance without replacement thereof.

(d) Schedule 3.21(d) sets forth a list of all material claims that relate to the Business (other than health insurance claims) made since January 1, 2005 by Seller under any such insurance policy. All litigation pertaining to the Business covered by any of the policies has been properly reported to and accepted by the applicable insurer. Since January 1, 2005, there have been no historical gaps in insurance coverage related to the Business.

3.23 Bank Accounts. None of the bank accounts maintained by or for the benefit of Seller in connection with the conduct of the Business, at any bank or other financial institution, is a cash collateral account. Seller does not have any lock box arrangements in place relating to the Business.

3.24 RAL Committee Minutes. Except as set forth on Schedule 3.24, the minute books of the RAL/RT Committee of Seller accurately reflect in all material respects and in reasonable detail all action taken by such committee.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

4.1 Organization and Qualification. Purchaser is a limited liability company, duly formed or organized and validly existing under the laws of the jurisdiction of its organization. Purchaser has the requisite organizational power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or license.

4.2 Authority; Enforceability. Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all of the terms and conditions hereof and thereof to be performed by it. This Agreement and the other Transaction Documents to which Purchaser is a party have been duly executed and delivered by Purchaser. Purchaser has obtained all necessary consents, authorizations, approvals and orders, and has made all registrations, qualifications, designations, declarations or filings with all federal, state, or other relevant Governmental Entities, required by such authorities in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. This Agreement and the other Transaction Documents to which Purchaser is a party constitute the valid and binding obligations of Purchaser, each enforceable against Purchaser in accordance with the terms thereof, subject to Equitable Principles.

4.3 No Conflict; Authorization. The execution of this Agreement and the other Transaction Documents and the performance of the transactions contemplated hereby and thereby will not: (a) violate, conflict with, result in a default or require consent under any contract to which Purchaser is a party or by which any assets of it are bound, or any provision of the Organizational Documents of it, or cause the creation of any Lien upon any of its assets; (b) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any Law; or (c) accelerate any obligation under, or give rise to a right of termination of, any contract, permit, license or authorization to which it is a party or by which it, or any of its assets are bound. Purchaser has obtained all necessary consents, authorizations, approvals and orders, and has made all registrations, qualifications, designations, declarations or filings with all federal, state, or other relevant Governmental Entities, required by such authorities to be obtained or made, as applicable, by it in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party.

4.4 Proceedings. There are no suits, actions or proceedings pending against Purchaser or any of its Affiliates or, to the knowledge of Purchaser, threatened against it or any of its Affiliates, in each case, relating to or affecting the transactions contemplated by under this Agreement or the validity or enforceability of this Agreement or any of the other Transaction Documents, and, to the knowledge of Purchaser, there is no basis for any such action or proceeding.

4.5 Fees and Commissions. Purchaser has not retained, or otherwise authorized to act, any finder, broker, agent, financial advisor or other Intermediary in connection with the transactions contemplated by this Agreement or entered into any contract or other arrangement or understanding (written or oral, express or implied) with an Intermediary that may result in the obligation of Seller or Purchaser to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS

5.1 Confidentiality. Except as required by Law or as mutually agreed by the Seller and Purchaser, each Party agrees that it will keep confidential and will not disclose or divulge the terms of this Agreement and the transactions contemplated hereby, unless such information is known, or until such information becomes known, to the public without wrongful disclosure by any disclosing Party or its attorneys, accountants, consultants, other professionals, Affiliates, or partners; provided a Party may disclose, on a confidential basis, such information to its respective attorneys, accountants, consultants, financial advisors and other professionals to the extent necessary to obtain their services. Seller agrees to maintain in confidence, and not to use for its own benefit or the benefit of another Person, all confidential information and Trade Secrets owned or licensed or previously owned or licensed by Seller.

5.2 Required Consents. Seller shall use commercially reasonable efforts to obtain, as soon as practicable after the Closing Date, at its expense, each of the Required Consents, to the extent not obtained or delivered on or prior to the Closing Date. Purchaser agrees to use commercially reasonable efforts to cooperate with Seller in obtaining the Required Consents, which consents shall be obtained in any event on or prior to the applicable date set forth in the Transition Services Agreement.

5.3 Non-Competition; Non-Solicitation.

(a) During the 10-year period following the date hereof (the “Non-Competition Period“), neither Seller nor Holdings shall, and Seller and Holdings shall ensure that none of its Affiliates or successors (Holdings, Seller and their respective Affiliates and successors are hereinafter referred to as the “Restricted Parties“) shall, directly or indirectly, whether on such Restricted Party’s behalf or in association, directly or indirectly, as an employee, officer, director, manager, agent, partner, stockholder, owner, member, representative, consultant or in any representative or other capacity with any other Person (or any parent company, subsidiary or affiliate of any such Person) engage or participate in a business that is competitive with the Business as the Business has been conducted over the last two tax seasons (i.e. 2008 and 2009).

(b) During the 10-year period immediately following the date hereof (the “Nonsolicitation Period“) without limiting the generality of Section 5.3(a), neither Holdings nor Seller shall, and Holdings and Seller shall ensure that none of the other Restricted Parties shall, directly or indirectly, whether on such Restricted Party’s own behalf or in association, directly or indirectly, as an employee, officer, director, manager, agent, partner, stockholder, owner, member, representative, consultant or in any representative or other capacity with any other Person (or any parent company, subsidiary or affiliate of any such Person), solicit any customer of the Business as of the date hereof or at anytime during the two-year period ending on the date hereof or contact any such customer of the Business for the purpose of procuring business in competition with the Business or where such contact may reasonably be expected to result in the procuring of such business.

(c) Holdings and Seller acknowledge and agree that the Business is conducted in various locations nationally and that, in order to protect the businesses and goodwill of the Business, the provisions of Section 5.3(a) and 5.3(b) are not only fair and reasonable, but necessary to the protection of the goodwill of the Business.

(d) No Restricted Party shall be in violation of Section 5.3(a) or 5.3(b) solely as a result of an investment in stock or other interest of an entity or any of its direct or indirect subsidiaries listed on a national securities exchange or quotation system or traded in the over-the-counter market if the Restricted Party does not, directly or indirectly, hold in the aggregate more than a total of 5% of all such shares of stock or other interest issued and outstanding and does not serve as an officer, director, manager, employee, agent or representative of, or consult to, such entity.

(e) During the Nonsolicitation Period, neither Holdings nor Seller shall, whether on its own behalf or on behalf of any other Person, either directly or indirectly, solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice a Covered Employee to leave that employment or cease performing those services; provided, however, that this prohibition will not apply to solicitations of employment made by Holdings or Seller to the general public through the use of media advertisement, electronic job boards or professional search firms, in case where such solicitations are not directed to Covered Employees.

(f) Notwithstanding any other provision to the contrary, the Noncompetition Period and/or the Nonsolicitation Period, as applicable, shall be tolled (and the applicable period extended) during the continuation of any legal proceeding brought by Purchaser to enforce the Restricted Party’s covenants in Section 5.3(a) or Section 5.3(b) if it is ultimately determined that the Restricted Party was in breach of such covenants or if any temporary restraining order, injunction, judgment or settlement is entered against or agreed to by the Restricted Party by reason of such alleged violations.

(g) In the event the terms of this Section 5.3 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

5.4 Indemnification.

(a) Subject to the other terms of this Section 5.4, Seller and Holdings shall jointly and severally indemnify, defend and hold harmless Purchaser and its Affiliates and their respective partners, members, directors, officers, managers, shareholders, employees, successors and assigns (collectively, the “Purchaser Indemnified Persons“ and, together with the Seller Indemnified Persons, the “Indemnitees“) from and against any and all judgments, losses, liabilities, actions, legal proceedings, amounts paid in settlement, damages, fines, penalties, deficiencies, losses, diminution in value, lost profits, consequential damages and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment) (collectively, “Losses“) arising out of, relating to or resulting from: (i) the failure of any of the representations or warranties made by Seller or Holdings in this Agreement, any certificate delivered by Seller or Holdings pursuant to this Agreement or any of the Transaction Documents to be true and correct; (ii) the failure of Seller or Holdings to perform any of its covenants required to be performed by it under this Agreement, any of the Transaction Documents; (iii) the failure of Seller and Holdings to obtain any consent to assignment of the Office Lease Agreements; (iv) the commencement of any action or proceeding under the National Bank Act or the Federal Deposit Insurance Act for the appointment of a receiver, liquidator, or conservator for the Seller or the taking of any other action by any Governmental Entity that affects the ability of the Seller to perform any of its obligations or covenants under this Agreement or any of the Transaction Documents (a “Regulatory Action” ); (v) the failure of Seller to deliver title to the Purchased Assets; (vi) the Retained Liabilities; or (vii) the Excluded Assets.

(b) Subject to the other terms of this Section 5.4, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and its partners, members, directors, managers, officers, shareholders, employees, successors and assigns (collectively, the “Seller Indemnified

Persons“) from and against any and all Losses arising out of or resulting from (i) the failure of any of the representations or warranties made by Purchaser in this Agreement, any certificate delivered by Purchaser pursuant to this Agreement or any of the Transaction Documents to be true and correct; (ii) the failure of Purchaser to perform any of their covenants required to be performed by Purchaser under this Agreement or any of the Transaction Documents; (iii) the Assumed Obligations or (iv) the Business from and after the Effective Date that are not indemnifiable by Seller and Holdings under Section 5.4(a) or that are Seller’s or Holdings’ responsibility under any of the other Transaction Documents.

(c) Notwithstanding anything to the contrary in this Section 5.4 or elsewhere in this Agreement, Seller will not have any obligation to any of the Purchaser Indemnified Persons with respect to any Claim arising under Section 5.4(a)(i) unless and until the Purchaser Indemnified Persons, as a group, have suffered Losses in excess of $100,000 in the aggregate, and then the Indemnifying Parties will be liable under Section 5.4(a)(i) for the full amount of such Losses; provided, that the foregoing deductible shall not apply with respect to Losses arising from a breach of any of the Fundamental Representations and any Losses arising from a breach of any of the Fundamental Representations shall not count against such deductible.

(d) No claim for indemnification under Section 5.4(a)(i) may be asserted after such date that is 18 months from the date hereof unless such claim for indemnification under Section 5.4(a)(i) relates to a breach of a Fundamental Representation, which may be made at any time.

(e) Each Party is relying on the representations and warranties of the other Parties regardless of the knowledge obtained through its own investigation or otherwise. Thus, an indemnified party’s right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement or any Transaction Document shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement, unless expressly waived in writing. An Indemnitee may assert a Claim under any applicable clause of Section 5.4(a) or 5.4(b) even if such Claim could be brought under, or is foreclosed from being brought under, any other clause of Section 5.4(a) or 5.4(b), as applicable.

(f) THE FOREGOING INDEMNITIES SET FORTH IN THIS SECTION 5.4 ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNIFIED PARTIES. THE PARTIES HERETO ACKNOWLEDGE THAT THE INDEMNITIES SET FORTH HEREIN MAY RESULT IN THE INDEMNITY OF A PARTY FOR ITS SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF THE INDEMNIFIED PARTY.

5.5 Access to Records. Purchaser shall afford to Seller, Holdings and their employees, agents and representatives reasonable access to its books and records, subject to entering into reasonably confidentiality agreements, so as to enable them to audit the calculation of the Earn-Out Consideration.

5.6 Negative Covenant. Prior to the 90th day after the Earn-Out Payment Date, Purchaser shall not make any distribution to any of its members in respect of their equity in Purchaser except for (a) customary tax distributions to cover income tax liability arising from Purchaser’s business, (b) amounts not reasonably likely to be required to satisfy Purchaser’s Earn-Out Consideration payment obligation and (c) amounts nominally distributed to the members of Purchaser but deposited by the members in an escrow account maintained with JPMorgan, which escrow shall be available to satisfy Purchaser’s Earn-Out Consideration payment obligation if Purchaser does not make such payment in a full and timely manner.

ARTICLE 6

MISCELLANEOUS

6.1 Public Announcements. The Parties shall not, and shall not permit their representatives to, make or release any public announcements or otherwise communicate with any news media with respect to this Agreement, or any of the agreements, documents and instruments to be entered into in connection herewith, without the prior approval of the other Parties, which shall not be unreasonably withheld. In any event, each Party may make such public announcement as its counsel or accountants reasonably believe is disclosure necessary or advisable to satisfy the Party’s obligations under applicable securities law (in which case the disclosing Party shall advise the other Parties and provide it with a copy of the proposed disclosure or filing prior to making the disclosure or filing).

6.2 Fees and Expenses. Except as provided in the last sentence of this Section 6.3, if the Acquisition is consummated, all fees and expenses incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses. All transfer taxes incurred in connection with the Acquisition shall be paid solely by Seller.

6.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) mailed, registered mail, first-class postage paid, (b) sent by overnight delivery service or other courier, (c) transmitted via facsimile, (d) transmitted by electronic mail, or (e) delivered by hand to the addresses, as the case may be, set forth below. Any notice shall be deemed to have been duly received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight mail or courier, when actually received, (iii) if sent by facsimile transmission or electronic mail, when confirmation of receipt is received by sender, and (iv) if delivered by hand, on the date of receipt. The notice addresses and facsimile numbers of the Parties are as follows:

If to Purchaser, to:

Santa Barbara Tax Products Group, LLC

5770 Oberlin Drive

San Diego, California 921921

Facsimile: (858) 622-4098

email: rich.turner@sbbtral.com

Attn: Rich Turner

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Facsimile: (212) 728-9220

email: bherzog@willkie.com

Attn: Bruce C. Herzog, Esq.

If to Seller or Holdings, to:

Pacific Capital Bank, N.A.

1021 Anacapa Street

P.O. Box 60839

Santa Barbara, CA 93160-0839

Facsimile: (805) 882-3856

email: george.leis@sbbt.com

Attn: George Leis

With copies to:

Frederick W. Clough, Esq.

General Counsel

Pacific Capital Bank, N.A.

1021 Anacapa Street

P.O. Box 60839

Santa Barbara, CA 93160-0839

Facsimile: (805) 882-3856

email: cloughf@sbbt.com

and to:

Manatt, Phelps & Phillips, LLP

695 Town Center Drive

Costa Mesa, California 92626

Facsimile: (714) 971-2550

email: emarshall@manatt.com

Attn: Ellen R. Marshall, Esq.

Each Party may change the address to which notices are to be sent by written notice given to the other Parties hereto.

6.4 Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement

6.5 Further Assurances. Upon the request of any Party at any time after the Closing, the other Parties shall execute and deliver such documents, as such Party or its counsel may reasonably request to effectuate the purposes of this Agreement and the Transaction Documents.

6.6 Successors and Assigns; Assignment; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by (a) Seller without the prior written consent of Purchaser, or (b) Purchaser without the prior written consent of Seller; provided, Purchaser may (i) assign its rights under this Agreement to any Affiliate of Purchaser and (ii) collaterally assign any or all of its rights and interests hereunder to one or more lenders of Purchaser or its Affiliates. Nothing in this Agreement shall confer upon any Person not a party to this Agreement any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except the Indemnitees shall be the third-party beneficiaries of the indemnification rights in Section 5.5 hereof.

6.7 Entire Agreement; Amendment and Waiver. This Agreement, the Escrow Agreement and the Transaction Documents constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof or thereof among such parties, including but not limited to the prior agreements or understandings set forth in the Purchase and Sale Agreement dated January 12, 2010 which was executed but not delivered by the Parties (and therefore which does not constitute a valid and effective agreement among the Parties). This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of Seller and Purchaser and the party or parties to be affected by such amendment.

6.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all such counterparts together shall constitute one instrument. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

6.9 Governing Law; Severability. This Agreement shall be governed by the internal laws of the State of New York, without regard to principles of conflicts of law. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement. In addition, the obligations of each of Seller and Holdings hereunder shall be independent and Holdings agrees that all of its obligations hereunder shall be unconditional notwithstanding the occurrence of any Regulatory Action.

6.10 No Extinguishment. All warranties, representations, and covenants made by Purchaser or by Seller herein or in any certificate or other instrument delivered by such Person as specifically required under this Agreement shall be considered to have been relied upon by Seller or Purchaser, as the case may be, and shall survive all deliveries to Purchaser of the Purchased Assets, and payment to Seller for the Purchased Assets.

6.11 Rules of Construction. Each of the Parties has contributed to the drafting of this Agreement; accordingly, no rule of strict construction shall be applied against any Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PURCHASER: SANTA BARBARA TAX PRODUCTS GROUP, LLC

By:	/s/ Richard Turner
Name: Richard Turner
Title: CEO

SELLER: PACIFIC CAPITAL BANK, NATIONAL ASSOCIATION

By:	/s/ George Leis
Name: George Leis
Chief Executive Officer

HOLDINGS: PACIFIC CAPITAL BANCORP

By:	/s/ George Leis
Name: George Leis
Chief Executive Officer

EXHIBIT A

Defined Terms

As used in the Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate“ means, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person.

“Assigned Contract“ means each Material Contract listed on Schedule 3.15(a) and designated with an asterisk (*) indicating that such Material Contract is an Assigned Contract.

“Assumed Obligations“ means only liabilities and obligations of Seller arising under each validly assigned Assigned Contract or Permit, except to the extent such liabilities or obligations arise out of or relate to the period of time prior to the Closing Date.

“Benefit Plan“ means (a) any pension plan, defined contribution plan, profit-sharing plan, health or welfare plan, and any other employee benefit plan (within the meaning of Section 3(3) of ERISA or any comparable provision of any other applicable Law) that is maintained or sponsored by Seller or to which Seller contributes or for which Seller otherwise has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, and (b) any other benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits, other than currently-paid salary, as compensation for services rendered, to one or more present or former employees, directors, agents, or independent contractors, that is maintained or sponsored by Seller or to which Seller contributes or for which Seller otherwise has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, including, without limitation, employment agreements, offer letters, severance policies or agreements, change in control agreements, executive compensation arrangements, deferred compensation arrangements, incentive arrangements, consulting or other compensation arrangements, bonus plans, stock option, stock grant or stock purchase plans, tuition reimbursement programs or scholarship programs, 529 plans, any plans subject to Section 125 of the Code or any comparable provision of any other applicable Law, any plans providing benefits or payments in the event of a change of ownership or control, and each other employee benefit plan, fund, program, agreement or arrangement.

“Books and Records“ means all books and records of Seller, Holdings or any Affiliate relating to the operations of the Business, including but not limited to all minutes of meetings of the committee of the Seller’s board of directors overseeing the conduct of the Business, books of account, journals and ledgers, files, correspondence, memoranda, maps, plats, customer lists, all taxpayer, electronic return originator and transmitter data from prior tax seasons, supplier lists, all financial, billing, personnel, equipment and staff records, documents, catalogs, operating manuals, product development testing, environmental documents, promotional materials, data processing programs and other computer software, building and machinery diagrams and plans, but not including (i) the limited liability minute book and related limited liability ownership records of Seller and (ii) Tax returns filed by Seller, supporting and backup information and

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workpapers prepared in connection therewith and copies of all written communication between Seller and any Taxing authority relating to any Tax audit.

“Business“ means the business conducted by Seller of providing RALs, RAL Advances (including “Money Now” loans), RTs, New Money Loans and other related bank products.

“Business Transition Agreement“ means that certain Business Transition Agreement, dated as of the Closing Date, by and among the Purchaser and Seller.

“Code“ means The Internal Revenue Code of 1986, as amended.

“Covered Employee“ means any Person who is, or has been since January 1, 2009, employed in the Business as conducted by Seller.

“Employee Liabilities“ means all obligations and liabilities of Seller relating to the employment of the Business Employees or termination thereof, whether arising under a Benefit Plan or otherwise.

“Environmental Laws“ means all federal, state and local laws, rules and regulations (including common law) relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata or rare, threatened or endangered species and critical habitat) or protection of human health or safety, Releases or threatened Releases or exposure to Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended, the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended, the related final rules and regulations and other laws and regulations relating thereto.

“Equipment“ means (a) all machinery, equipment, rolling stock parts, computer hardware, office equipment, furniture, furnishings, non-leased vehicles (including forklifts and front-end loaders), communications lines, interconnections, computers, laptops, servers and related hardware, facsimile machines, telephones, duplicating machines, fixtures and improvements, supplies, raw materials, any other fixed or long-term assets and other tangible property used or held for use in the Business, including all of the foregoing located at any of the Facilities, that (i) is located at the Facilities or (ii) is not located at the Facilities but relates to the Business, (b) any rights of Seller to the warranties and licenses received from manufacturers and sellers of the Equipment referred to in clause (a) immediately above and (c) any related claims, credits, rights of recovery and set-off with respect to the items referred to in clauses (a) and (b) immediately above.

“ERISA“ means the Employee Retirement Income Security Act of 1974, as amended, including the rules and regulations adopted thereunder.

“ERISA Affiliate“ means any person that, together with Seller is or was at any time treated as a single employer under Section 414 of the Code.

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“Exchange Act“ means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets“ means (a) the corporate minute book and related corporate records of Seller, (b) cash, accounts payable and accounts receivable (other than Purchased RALs) and (c) Tax returns filed by Seller, supporting and backup information and workpapers prepared in connection therewith and copies of all written communication between Seller and any Taxing authority relating to any Tax.

“Facilities“ means the Leased Real Property.

“Family Member“ means a Person’s child, stepchild, grandchild, niece, nephew, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such Person, and any Person (other than a tenant or employee) sharing the household of such Person.

“Fundamental Representations“ means those representations and warranties contained in Sections 3.1, 3.2, 3.3 and 3.20.

“GAAP“ means United States generally accepted accounting principles as consistently applied.

“Governmental Entity“ means any U.S. or foreign court, instrumentality, subdivision, commission, legislative, executive or regulatory authority or agency, any state or political subdivision thereof or any entity or body (including, without limitation, any arbitration panel) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials“ means: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form, hexavalent chromium compounds, urea formaldehyde foam insulation, chrome hydroxide and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; (b) any chemicals, materials or substances defined, included in the definition of, or otherwise considered or alleged to be “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, or words of similar import; and (c) any other chemical, substance or waste, exposure to which is harmful, or now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which Seller operates or formerly operated or any jurisdiction which has received such chemical, substance or waste from Seller.

“Indebtedness“ means with respect to any Person, at any date, without duplication: (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of the property or services, except trade payables incurred in the ordinary course of business; (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument that have been drawn upon; (e) all Capitalized Lease Obligations; and (f) all indebtedness of any other Person of the type referred to in clauses (a) to (e) above directly or indirectly guaranteed by

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such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person. For the avoidance of doubt, the term “Indebtedness” shall include any penalty, premium, breakage costs associated with paying such Indebtedness off in full as of the Closing.

“Intellectual Property“ means all of the following: (a) trademarks and service marks (registered or unregistered), logos, trade dress, product configurations, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, research and development, business methods, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, user manuals, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-art, renewals or extensions thereof; (c) Trade Secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (d) copyrights in writings, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (e) Internet Web sites, Web pages, domain names and registrations or applications for registration thereof and all intellectual property and proprietary rights incorporated in such Web sites and Web pages; (f) all similar proprietary rights; (g) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (h) books and records describing or used in connection with any of the foregoing; and (i) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“Inventory“ means all inventory (a) located at the Facilities or (b) used in the Business, including but not limited to (i) raw materials, (ii) work in process, (iii) byproducts, (iv) finished goods and (v) production, packaging and other materials and supplies.

“Law“ or “Laws“ means any applicable federal or state laws (including common law), statutes, ordinances, regulations, rules, Orders, arbitration awards, agency requirements, variances, approvals or Permits of any Governmental Entity.

“Lien“ means, with respect to any asset, any mortgage, claim, lien, pledge, charge, security interest, restriction, conditional sales contract, encroachment, limitation or encumbrance of any kind in respect of such asset.

“Material Adverse Effect“ means any effect, change or development that has had, or would be reasonably likely to have, individually or in the aggregate, a material and adverse effect (a) with respect to the assets, liabilities, results of operations, properties, prospects or condition (financial or otherwise) of the Business, taken as a whole, or (b) on the ability of Seller to timely consummate the transactions contemplated hereby, including as a consequence of any material impediment, interference or delay.

“Order“ means any judgment, order, injunction, decree, rule, consent or writ of or by any Governmental Entity or any arbitrator.

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“Organizational Documents“ means certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, limited liability partnership agreements, partnership or limited partnership agreements or other similar formation or governing documents of any Person.

“Permits“ means any Orders, licenses, permits, franchises, authorizations, registrations, certifications, exemptions, classifications, declarations, filings and other approvals of, from or with any Governmental Entity issued or granted to a Person, but excluding the registration of Seller as a national banking association and all rights attendant to such status.

“Person“ means an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

“Present Fair Salable Value“ means the amount that may be realized if the aggregate assets of such Person (including goodwill) are sold as an entirety with reasonable promptness in an arms length transaction under present conditions for the sale of comparable business enterprises.

“RAL“ shall mean a short-term consumer loan commonly referred to as a “refund anticipation loan,” which loan is made in anticipation of and secured by a taxpayer’s income tax refund to be paid by the Internal Revenue Service.

“Release“ means any release, spill, pumping, emptying, escaping, dumping, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or real or tangible property in violation of Law.

“Retained Liabilities“ means any obligations or liabilities of any of Seller or its Affiliates (whether or not attributable to the Purchased Assets or the Business), including but not limited to all such obligations and liabilities attributable to any of the following: (i) any and all liabilities or obligations arising under, or violations of, legal requirements; (ii) contracts other than the liabilities under the Assigned Contracts as expressly described in the definition of Assumed Obligations; (iii) Permits assigned to Purchaser; provided that “Retained Liabilities” shall include obligations and liabilities related thereto only to the extent such obligations and liabilities arise as a result of or in connection with, or relate to, periods prior to the Closing; (iv) any of Seller or its Affiliates’ occupancy, ownership, use, or operations of the Purchased Assets or the Business on or prior to the Closing Date, whether such liability arises before, on or after the Closing Date; (v) all liabilities for (X) Taxes of Seller or its Affiliates, (Y) Taxes that relate to the Purchased Assets or the Assumed Obligations for taxable periods (or portions thereof) ending on or before the Closing Date, including, without limitation, Taxes allocable to Seller, and (Z) payments under any Tax allocation, sharing or similar agreement (whether oral or written), (vi) any liability of Seller with respect to any Indebtedness of Seller or any of its Affiliates; (vii) any obligations or liabilities, whether know or contingent, under Environmental Laws as a result of or in connection with, or relating to, any acts, omissions, or conditions first occurring or in existence as of or prior to the Closing Date, including the presence of Hazardous Materials, Environmental Claims, or non-compliance; (viii) any liability of Seller or its Affiliates based upon Seller’s or its Affiliates’ acts or omissions occurring prior to, on or after the Closing Date;

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(ix) any Benefit Plan; (x) the Employee Liabilities; (xi) any liabilities relating to or arising out of RALs extended on or prior to the date hereof and (xii) Indebtedness of Seller.

“Required Consents“ means all consents, approvals, authorizations, notices, filings, registrations or qualifications from, by or with any third party (including any Governmental Entity) required in order to consummate the transactions contemplated by this Agreement and by the Transaction Documents and to operate the Business or to validly assign the Purchased Assets to Purchaser on the terms of this Agreement.

“RT“ shall mean the program that has been established for the expedited transfer, net of applicable fees, of a consumer tax refund following the deposit of such refund in the consumer’s temporary account with Pacific Capital Bank or another participating bank by the Internal Revenue Service.

“Securities Act“ means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Solvent“ means that, as of any date of determination, the Present Fair Salable Value of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (iii) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the transactions contemplated by this Agreement. For purposes of the definition of “Solvent”, (a) “debt” means liability on a “claim”; “claim” means (i) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured or (ii) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

“Subsidiary“ or “Subsidiaries“ of any Person means any other Person of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by such first Person.

“Tax“ or “Taxes“ means all federal, state, local or foreign taxes or similar fees and charges payable to a Governmental Entity, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, estimated taxes, including any interest, penalties or additions thereto, whether disputed or not; and “Tax” shall mean any one of them.

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“Tax Return“ means any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes.

“Trade Secrets“ means trade secrets or confidential information, including confidential information regarding software, software documentation, technical studies, processes, formulas, databases, client lists, client information, inventions, processes, designs, methodologies, know-how, data, and documentation.

“Transaction Documents“ means all instruments, certificates and other agreements entered into by Seller and Purchaser, as applicable, in connection with the consummation of the transactions contemplated by this Agreement, including, but not limited to the Business Transition Agreement and the Required Consents.

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